Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of May 5, 2006 by and among THE CENTER FOR WOUND HEALING, INC., a Nevada corporation (the “Company”) and Paul Toomey (the “Executive”)

W I T N E S S E T H   T H A T:

WHEREAS, the Company and the Executive wish to set forth the terms and conditions of the Executive’s employment with the Company and to provide the Executive the ability to receive severance benefits in certain circumstances;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Employment and Employment Period. The Company agrees to employ the Executive as Chief Operating Officer of the Company, subject to the terms and conditions of this Agreement, for the period May 5, 2006 to May 4, 2009 (the “Employment Period”).

2. Title and Duties. The Executive agrees during the Employment Period to perform the duties and responsibilities assigned to him by the President or the Board of Directors of the Company (or any individual designated by either of them) consistent with the Executive’s position and to devote all of his working time, attention, skill and efforts during normal working hours to the performance of his duties, faithfully and to the best of his abilities. Specifically, the Chief Operations Officer shall be responsible for the ordinary and customary responsibilities of a Chief Operations Officer, including but not limited to responsibility for the day to day operations and issues related to marketing, sales, production and personnel. The Executive shall report to the Chief Executive Officer and the Board of Directors of the Company (or any individual designated by either of them).

3. Compensation. For all services rendered by the Executive to the Company during the Employment Period, the Executive shall be entitled to receive the compensation and other benefits set forth in this Section 3.

(a) Salary. the three years of the Employment Period, the Company shall pay to the Executive a salary at the rate of $200,000.00 year one (“Base Salary”) plus a one time payment of $50,000 upon the signing of this Agreement. Thereafter, during each of the subsequent years of employment hereunder, the Company shall pay to the Executive a salary for such year at such rate as a Board of Directors or Compensation Committee of the Company shall determine from year to year; provided, however, that in no event shall such salary for any such year be at a rate less than the rate received by the Executive during the immediately preceding year. Salary payable to the Executive hereunder shall be paid in accordance with the payroll practice of the Company in effect from time to time for executive employees generally.

(b) Bonus. In addition to the salary provided for above, the Board of Directors or the Compensation Committee of the Company may determine after giving consideration to the sales and earnings of the Company, the performance of the Executive and the achievement of such goals and objectives as may have been established for the Company and the Executive by the directors of the Company in consultation with the Executive from time to time and other relevant factors to pay to the Executive an annual bonus in such amount and upon such terms as the Board of Directors or the Compensation Committee may determine. Not withstanding this provision, the Executive shall receive an annual guarantee of $50,000 per annum to be payable to the Executive with the payroll practice of the company.

(c) Stock Grants and Options. Effective as of the date herein, the Executive shall receive an aggregate of 150,000 three year options to purchase shares of Company Common stock at an exercise price of $5.00 per share (with a cashless exercise provision) which will vest as follows:

50,000 Options will vest two years from the date hereof;

100,000 Options will vest upon CFWH having an EBITDA $14,000,000 on or before the end of the Employment Period.

Executive agrees that should he be terminated under the provision in section Seven (7), no options shall vest after the termination date; in the event the termination is pursuant to section Seven (7)(a), (b), (c) or (d), all vested options will be cancelled.

(d) Benefits. The Company agrees that no provision of this Agreement is intended to, or shall be deemed to be, a grant or payment to the Executive in lieu of any rights and privileges which the Executive may be entitled to as an executive or employee of the Company under any executive or other incentive plan, retirement, pension, profit-sharing, stock option, insurance, hospitalization, bonus, other benefit plan which may now or hereafter be in effect, it being understood that the Executive shall have no lesser rights and privileges to participate in such plans or benefits than any other executive or employee of the Company.

(e) Sign On Bonus. Upon execution of this agreement, the Executive shall immediately receive a one time sign on bonus payment of $50,000. Executive shall be fully responsible for the federal, state and local tax implications of this Bonus payment.

4. Expenses. Subject to the usual policies and procedures of the Company, the Executive shall be entitled to be fully reimbursed for reasonable expenses incurred by him in the performance of his duties hereunder, and the Company will, from time to time, reimburse him for all such reasonable expenses upon presentation of a written itemized account thereof together with such vouchers, receipts and other evidence of such expenses as the Company may reasonably deem to be necessary. In addition, Executive shall receive a $500 per month car allowance, payable through the payroll practice of the company.

5. Vacations. The Executive shall be entitled each calendar year to three (3) weeks paid vacation time. Such vacation shall be pro-rated for any period less than a full calendar year. Usage of vacation time in excess of three (3) consecutive weeks in each calendar year shall be subject to the prior approval of the President.

6. Personal Time. The Executive shall be entitled each calendar year to five (5) days personal time. Such personal time shall be pro-rated for any period less than a full calendar year. Usage of personal time in excess of ten (5) consecutive days in each calendar year shall be subject to the prior approval of the President.

7. Termination. The Executive’s employment with the Company shall terminate upon the occurrence of any of the following events:

(a) automatically and without notice if the Executive shall die during the Employment Period;

(b) the Executive’s illness or other physical or mental disability resulting in the Executive’s inability to perform substantially all of his duties under this Agreement for a period of one hundred twenty (120) or more consecutive days or for one hundred eighty (180) days in the aggregate during any consecutive twelve month period;

(c) upon sixty (60) days’ prior written notice to the Company by the Executive if the Executive elects to voluntarily terminate his employment;

(d) immediately upon written notice to the Executive by the Company for Cause;

(e) upon written notice to the Executive by the Company if the Company elects to terminate the Executive’s employment without Cause; or

(f) upon thirty (30) days’ prior written notice to the Company by the Executive if the Executive elects to terminate his employment for Good Reason.

Upon termination reasons of the Executive’s employment with the Company for any of the reasons set forth in Section 7(a), 7(b), 7(c) or 7(d), the Executive (or his estate) shall be entitled only to receive accrued but unpaid Base Salary through the effective date of such termination and any accrued benefits payable to the Executive in accordance with the provisions of any benefit plan in which he is then a participant.

Except as otherwise provided in Section 8 or this Agreement, if the Executive is terminated by the Company pursuant to Section 7(e), or if the Executive terminates his employment with the Company pursuant to Section 7(f), the Company shall pay to the Executive, as severance pay and in addition to the foregoing, an amount equal to fifty percent (50%) of the Base Salary payable in equal installments over a six (6) month period in accordance with the Company’s normal payroll practices and the Executive, (and, to the extent applicable, his dependents) shall be entitled to participate in the Company’s group health benefit plan pursuant to COBRA, and the Company shall pay the same percentage of the premium with respect to the Executive as it pay for similarly-situated active employees of the Company for the period commencing on the effective date of termination and ending on the earlier of (i) the date on which the Executive ceases to receive his Base Salary as severance benefits pursuant to this Section 7, (ii) the date on which the Executive becomes ineligible to receive such benefits under COBRA and (iii) the date on which the Executive becomes eligible for comparable benefits under a similar plan of a subsequent employer.

Upon termination of the Executive’s employment hereunder, the Executive (or his estate) shall return all property, equipment and materials that are the property of the Company and shall use his best reasonable efforts, at no cost to the Executive, to cooperate with the Company and provide for a smooth transition of the Executive’s duties to a new employee or executive.

For purposes of this Agreement, the following capitalized terms shall have the respective meanings set forth below:

(A) “Cause” shall mean (i) the Executive’s conviction of any felony (other than an offense related to the operation of an automobile which results only in a fine or other noncustodial penalty) by a court of competent jurisdiction; (ii) the Executive’s commission of an act of fraud, theft, dishonesty or breach of trust upon the Company; (iii) the intentional and wrongful disclosure by the Executive to others outside the Company of any secret or confidential information of the Company; or (iv) willful refusal or gross neglect by the Executive to perform the duties reasonably assigned to him and consistent with his position with the Company or to otherwise comply with the material terms of this Agreement, which refusal or gross neglect continues for more than 20 days after the Executive receives written notice thereof from the Company.

(B) “Change of Control” shall mean (i) the sale of all or substantially all of the assets and business of the Company; or (ii) any merger or consolidation involving the Company, or sale or exchange of capital stock of the Company, or similar transaction or series of related transactions if, immediately following such transaction or series of related transactions, fifty percent (50%) or more of the voting rights of the security holders of the surviving entity are held by a single holder who was not immediately prior to such transaction or transactions a holder of fifty percent (50%) or more of the voting rights of the security holders of the Company, as the case may be.

(C) “Good Reason” shall mean (i) the Company’s material breach of this Agreement that is not cured with 20 days after written notice thereof to the Company by the Executive; or (ii) any failure by a successor to the Company to assume the obligations under this Agreement.

8. Change of Control. If the Executive is terminated by the Company pursuant to Section 7(e), or if the Executive terminates his employment with the Company pursuant to Section 7(f), in either case during the one-year period following a Change of Control, the Executive shall be entitled to receive, in lieu of the severance benefits set forth in Section 7, the following severance benefits:

(a) accrued but unpaid Base Salary through the effective date of termination, payable on such date;

(b) an amount equal to two (2) times the greater of (i) the Base Salary in effect at the time of termination and (ii) the Base Salary in effect immediately prior to the Change of Control, payable in equal installments over a twenty-four (24) month period in accordance with the Company’s normal payroll practices;

(c) any vested amounts or benefits owing to the Executive under the Company’s employee benefit plans and programs, payable in accordance with the applicable plan or program;

(d) all options to purchase shares of common stock of the Company that would have become vested and exercisable and all shares of restricted common stock of the Company that would have become vested during the period with respect to which the Executive is entitled to receive payments pursuant to Section 8(b) but for the termination of the Executive’s employment shall become fully vested and exercisable; and

(e) the Executive (and, to the extent applicable, his dependents) shall be entitled to participate in the Company’s group health benefit plan pursuant to COBRA, and the Company shall pay the same percentage of the premium with respect to the Executive as it pays for similarly-situated active employees of the Company for the period commencing on the effective date of termination and ending on the earlier of (i) the date on which the Executive ceases to receive severance benefits pursuant to Section 8(b), (ii) the date on which the Executive becomes ineligible to receive such benefits under COBRA and (iii) the date on which the Executive becomes eligible for comparable benefits under a similar plan of a subsequent employer.

9. Restrictive Covenants of the Executive. During the term of this Agreement and for a period of twenty four (24) months following the effective date of the Executive’s termination other than as a result of termination under Sections 7(e) and 7 (f), of employment for any reason, the Executive shall not, directly or indirectly, whether as a principal, agent, employee, director, consultant, stockholder, partner or in any other capacity, (i) be engaged by, or have a financial or any other interest in, any corporation, firm, partnership, proprietorship or other business entity or enterprise which competes, directly or indirectly, with any business in which the Company (or its subsidiaries or affiliates) is engaged at the time of the Executive’s termination or any business in which the Company (or its subsidiaries or affiliates) is actively considering engaging in the future at the time of the Executive’s termination or in any corporation, firm, partnership, proprietorship or other business entity or enterprise that is directly or indirectly detrimental to the business of the Company (or any of its subsidiaries or affiliates), (ii) solicit, divert, take away, accept, or attempt to divert or take away, in any manner, whether directly or indirectly, any business from any customer of the Company (or any of its subsidiaries or affiliates) or any prospective customer of the Company (or any of its subsidiaries or affiliates) of which the Executive became aware or with whom the Executive had contact while employed by the Company, or (iii) recruit, solicit or induce, or attempt to induce, any employee, independent contractor, agent, consultant or supplier of the Company (or any of its subsidiaries or affiliates) to terminate his or her employment with, or otherwise cease any relationship with, the Company (or any of its subsidiaries or affiliates); provided, however, that nothing contained herein shall preclude the Executive from purchasing or owning less than two percent (2%) of the stock or other securities of any company with securities traded on a nationally recognized securities exchange.

If any part of this Section 9 shall be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area or scope, then the provisions of this Section are intended to and shall extend only for such period of time, in such area and with respect to such activities as shall be determined by such court to be reasonable and all provisions hereof shall be applied to the fullest extent permitted by law,

10. Non-Disclosure of Confidential Information; Intellectual Property.

(a) The Executive shall not during the term of this Agreement or at any time following termination of his employment hereunder, disclose to any person, firm or corporation any confidential or proprietary information acquired by, or disclosed to, him during the course of his employment relating to the Company (or its subsidiaries or affiliates) except in the course of performing his duties for the Company. Such confidential and proprietary information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, formulae, contractual information, pricing policies, the substance of agreements and arrangements with customers, suppliers and others, names of accounts, customer and supplier lists and any other documents embodying such confidential and proprietary information.

(b) All information and documents relating to the Company (or its subsidiaries or affiliates) shall be the exclusive property of the Company (or its subsidiaries or affiliates), and the Executive shall use his best efforts to prevent any publication or disclosure of such information and documents. Upon termination of the employment of the Executive with the Company, the Executive shall not take from and will promptly return to the Company all documents, records, customer or supplier lists, computer programs, equipment designs, technical information, reports, writings and other similar documents containing confidential or proprietary information of the Company (or its subsidiaries or affiliates), including copies thereof, then in the Executive’s possession or control except to the extent such documents relate to the Executive’s employment status or benefits with the Company or the Executive is entitled to possess such materials as a director or stockholder of the Company or the Company.

(c) The Executive acknowledges and agrees that any and all inventions, processes, procedures, know-how, systems, discoveries, designs, configurations, technology, works of authorship (including but not limited to computer programs), trade secrets and improvements (whether or not patentable and whether or not they are made, conceived or reduced to practice during working hours or using the Company’s (or its subsidiaries’ or affiliates’) data or facilities (collectively, the “Inventions”) which the Executive makes, conceives, reduces to practice, or otherwise acquires (either solely or jointly with others) while employed or engaged by the Company in any capacity and which are related to the Company’s (or its subsidiaries’ or affiliates’) present or planned business, services or products, shall be the sole property of the Company (or its subsidiaries or affiliates) and shall at all times and for all purposes be regarded as acquired and held by the Executive in a fiduciary capacity for the sole benefit of the Company (or its subsidiaries or affiliates). All Inventions that consist of works of authorship capable of protection under copyright laws shall be prepared by the Executive as “works made for hire” with the understanding that the Company (or its subsidiaries or affiliates) shall own all of the exclusive rights to such works of authorship under the United States copyright law and all international copyright conventions and foreign laws. The Executive hereby assigns and agrees to assign to the Company (or its subsidiaries or affiliates), without further compensation, all such Inventions and any and all Intellectual Property Rights in the United States and elsewhere, relating thereto. For the purposes of this Agreement, “Intellectual Property Rights” shall mean all copyrights, (including registrations and applications for any of the foregoing), patents and patent applications, trademarks, service marks, trade names, Internet domain names, design logos, slogans and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing, software, trade secrets, confidential information, know-how, models, methodologies or other proprietary rights. The Executive shall promptly disclose to the Company and to no other party all such Inventions and shall assist the Company (or its subsidiaries or affiliates) for its own benefit (at no cost to the Executive) in obtaining and enforcing patents and copyright registrations on such Inventions in all countries. Upon request during and after the Executive’s employment, the Executive shall execute all applications, assignments, instruments and papers and perform all reasonable acts (such as the giving of testimony in interference proceedings and infringement suits or other litigation) necessary or desired by the Company (or its subsidiaries or affiliates) to enable the Company (or its subsidiaries or affiliates) and its successors, assigns and nominees to secure and enjoy the full benefits and advantages of such Inventions, provided that, the Executive shall not be required to incur any material costs in connection therewith. In the event the Company is unable, after reasonable effort, to secure Executive’s signature on any document or instrument necessary to secure trademarks, letters patent, copyrights or other analogous protection relating to an Invention, whether because of the Executive’s physical or mental capacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Company and their duly authorized officers and agents as the Executive’s agent and attorney-in-fact, acting singly, to act for and in the Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of trademarks, letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by the Executive.

11. Right to Injunction. The company and the Executive each acknowledge that the services to be performed by the Executive hereunder are unique and that the Company required the Executive to enter into this Agreement as a condition to his continued employment by the Company. The Executive specifically acknowledges and agrees that the restrictions imposed by Sections 9 and 10 are reasonable as to duration, geographic area and scope and are necessary for the protection of the interests of the Company and its subsidiaries and affiliates. Any breach or threatened breach of any provision of this Agreement by the Executive shall entitle the Company (and its subsidiaries and affiliates), in addition to any other remedies available to it at law or in equity, to bring an action in any court of competent jurisdiction to enjoin any such breach or threatened breach and to obtain an order temporarily or permanently enjoining any such breach or threatened breach, without posting a bond.

12. Assignment. The Executive may not assign any rights or delegate any duties in or under this Agreement. This Agreement may be assigned, in whole but not in part, by the Company to any successor to the Company or its business or to any subsidiary or affiliate of the Company.

13. Waiver. The waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any prior or subsequent breach thereof.

14. Amendment or Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and an officer of the Company.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the New York without regard to choice or conflict of law principles.

16. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17. Notices. Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand, by courier, by facsimile, or sent by certified mail, return receipt requested, prepaid, to the addresses set forth below or such other address as either party may from time to time designate in writing to the other and shall be deemed given as of the date of the delivery if delivered by hand, facsimile or by courier or, if mailed, three (3) days after the date of mailing.

If to the Executive:

Paul Toomey

251 Ferndale Lane

Downingtown, PA 19335

18. Entire Agreement and Binding Effect. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one of such counterparts.

20. Headings. The Section headings appearing in this Agreement are for reference purposes only and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

21. No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer, or the Executive’s receipt of income from any other source, after the termination of his employment with the Company.

22. Indemnification. The Executive shall be entitled to be indemnified by the Company to the same extent that the Executive is entitled to be indemnified by the Company (if at all) pursuant to the Company’s Certificate of Incorporation and By-laws as in effect on the date hereof. The provisions of this Section 22 shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as the date first above

COMPANY:

THE CENTER FOR WOUND HEALING, INC.

By:

Name:

Title:

EXECUTIVE:

Paul Toomey